Exhibit 99.1

Exhibit 1

Joint Filing Agreement

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the U.S. Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange) with respect to the common stock, par value $0.001 per share, of Regulus Therapeutics Inc., and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

It is understood and agreed that the joint filing of this Schedule 13G shall not be construed as an admission that the reporting persons named herein constitute a group for purposes of Regulation 13D-G of the Securities Exchange Act of 1934, nor is a joint venture for purposes of the Investment Company Act of 1940.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of October 12, 2012.

ASTRAZENECA PLC

By:	/s/ A C N Kemp
Name:	A C N Kemp
Title:	Authorized Signatory

ASTRAZENECA AB

By:	/s/ Jan-Olof Jacke
Name:	Jan-Olof Jacke
Title:	Authorized Signatory